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                                                                  EXHIBIT 99.2

PROCEPT
                                          Procept, Inc.
                                          840 Memorial Drive
                                          Cambridge, MA  02139
                                          Tel: 617-491-1100
                                          Fax: 617-491-9019


                                 Contact: Stanley C. Erck
                                          President and Chief Executive Officer
                                          Procept, Inc.
                                          617-491-1100

                                          Karen M. Goldman (media)
                                          INFOCUS, Inc.
                                          609-683-9055


For Immediate Release
- ---------------------

                    PROCEPT TO DEVELOP GEL TO PREVENT SEXUAL
TRANSMISSION OF HIV IN WOMEN

              KEY PRECLINICAL RESULTS PRESENTED AT AIDS CONFERENCE


CAMBRIDGE, MA, SEPTEMBER 10, 1996 -- Procept, Inc. (NASDAQ: PRCT) announced today plans to develop a topical microbicide women can use vaginally to help prevent HIV infection and other sexually transmitted diseases (STDs).

Procept believes its PRO 2000 antiviral compound is well suited for development as a female-controlled topical product to help prevent HIV infection.
Laboratory studies have shown that PRO 2000 is active against a wide range of HIV strains from both the developed and developing world. It is also active against other STD pathogens, such as herpes simplex virus type 2, a cause of genital lesions which are believed to be a portal for HIV entry. Easily prepared and stable, the company believes that it will be possible to manufacture sufficient quantities of PRO 2000 to meet anticipated worldwide demand.

On September 7, Procept presented preclinical data on its PRO 2000 topical gel formulation at the First Annual Meeting of Dr. Robert Gallo's Institute of Human Virology in Baltimore. The gel was shown to be well tolerated in a rabbit vaginal irritation study, and did not induce skin sensitization in guinea pigs. PRO 2000 topical gel was also shown to be compatible with latex condoms. Procept plans to begin Phase I clinical studies in healthy female volunteers by the end of 1996.




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The World Health Organization predicts that by the year 2000, the rate of HIV infection will be the same for men and women; currently more than 70% of new infections worldwide are acquired through heterosexual intercourse. Donna E. Shalala, U.S. Secretary of Health and Human Services, announced at the XI International Conference on AIDS in Vancouver that the National Institutes of Health and the Centers for Disease Control and Prevention will spend $100 million over the next four years to speed development of such products. "Today, too often, women must rely solely on their male partner for protection from HIV. And in too many cases that means no protection at all," she said. Development of topical microbicides has also been endorsed by the British Medical Research Council, and the Joint United Nations Programme on HIV/AIDS.

Procept, Inc. is engaged in the research and development of small molecule therapeutics for the prevention and treatment of chronic and life-threatening immune system disorders. Procept is developing therapeutics for the treatment of autommune diseases, organ transplant rejection and infectious diseases, such as AIDS and tuberculosis. Founded in 1985 and traded on the Nasdaq National Market System under the symbol PRCT, Procept is located in Cambridge, Massachusetts.